UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
March 22, 2011
Date of Report (Date of earliest event reported)
ENERGY TRANSFER PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)
3738 Oak Lawn Avenue
Dallas, Texas 75219
(Address of Principal Executive Offices)
Registrant’s Telephone Number, including Area Code: (214) 981-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Preliminary Note: This Current Report on Form 8-K relates to the previously announced transaction whereby ETP-Regency Midstream Holdings, LLC (“ETP-Regency LLC”), a joint venture owned 70% by Energy Transfer Partners, L.P. (the “Partnership”) and 30% by Regency Energy Partners LP (“Regency”), will acquire all of the membership interests in LDH Energy Asset Holdings LLC (“LDH”) from Louis Dreyfus Highbridge Energy LLC (“Louis Dreyfus”).

Item 1.01.	Entry into a Material Definitive Agreement.
     As previously reported on March 23, 2011, on March 22, 2011, ETP-Regency LLC entered into a purchase agreement (the “Purchase Agreement”) with Louis Dreyfus and LDH, a wholly owned subsidiary of Louis Dreyfus, pursuant to which ETP-Regency LLC will acquire all of the membership interests in LDH for approximately $1.925 billion in cash, subject to customary purchase price adjustments. LDH owns and operates a natural gas liquids storage, fractionation and transportation business.
     The Purchase Agreement contains customary representations and warranties and covenants by each of the parties. Consummation of the acquisition is conditioned on antitrust approval and certain other customary closing conditions. The Purchase Agreement is subject to termination by ETP-Regency LLC or Louis Dreyfus if the closing has not occurred on or before September 1, 2011, assuming the failure to close was not the result of such party’s breach of the Purchase Agreement. ETP-Regency LLC expects to finance the acquisition with equity contributions provided by the Partnership and Regency. The terms of the Purchase Agreement are not contingent upon obtaining new financing. The acquisition is expected to close in the second quarter 2011.
     Pursuant to a Guarantee, dated March 22, 2011, by the Partnership for the benefit of Louis Dreyfus, the Partnership has guaranteed the performance of ETP-Regency LLC’s obligations under the Purchase Agreement. Pursuant to an Assumption, Contribution and Indemnification Agreement, dated March 22, 2011, between the Partnership and Regency, Regency has agreed to contribute its pro rata share of any payments made by the Partnership pursuant to the Guarantee.
     Copies of the Purchase Agreement, the Guarantee and the Assumption, Contribution and Indemnification Agreement are attached hereto as Exhibits 2.1, 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing summary of such agreements does not purport to be complete and is qualified in its entirety by reference to Exhibits 2.1, 10.1 and 10.2 hereto.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

2.1	Purchase Agreement, dated as of March 22, 2011, by and among ETP-Regency Midstream Holdings, LLC, LDH Energy Asset Holdings LLC, Louis Dreyfus Highbridge Energy LLC and, for the limited purposes set forth therein, Energy Transfer Partners, L.P. and Regency Energy Partners LP.*

10.1	Guarantee, dated as of March 22, 2011, by Energy Transfer Partners, L.P. in favor of Louis Dreyfus Highbridge Energy LLC.

10.2	Assumption, Contribution and Indemnification Agreement, dated as of March 22, 2011, between Energy Transfer Partners, L.P. and Regency Energy Partners LP.
* Pursuant to the rules of the Commission, the schedules and other attachments to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule or other attachment to the Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER PARTNERS, L.P.

	By:	Energy Transfer Partners GP, L.P., its general partner

	By:	Energy Transfer Partners, L.L.C., its general partner

Date: March 24, 2011	By:	/s/ Martin Salinas, Jr.
	Name:	Martin Salinas, Jr.
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Purchase Agreement, dated as of March 22, 2011, by and among ETP-Regency Midstream Holdings, LLC, LDH Energy Asset Holdings LLC, Louis Dreyfus Highbridge Energy LLC and, for the limited purposes set forth therein, Energy Transfer Partners, L.P. and Regency Energy Partners LP.*

10.1	Guarantee, dated as of March 22, 2011, by Energy Transfer Partners, L.P. in favor of Louis Dreyfus Highbridge Energy LLC.

10.2	Assumption, Contribution and Indemnification Agreement, dated as of March 22, 2011, between Energy Transfer Partners, L.P. and Regency Energy Partners LP.
* Pursuant to the rules of the Commission, the schedules and other attachments to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule or other attachment to the Commission upon request.